                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-30927

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 12, 1997)

[ANADARKO LOGO]
$100,000,000
7% Debentures due 2027

Interest payable May 15 and November 15

ISSUE PRICE: 100%

Interest on the Debentures is payable semi-annually on May 15 and November 15 commencing May 15, 1998. The Debentures are not redeemable at any time prior to maturity and will not be subject to any sinking fund.

Debentures will be issued in book-entry form represented by a permanent global Debenture registered in the name of The Depository Trust Company (the "Depositary"), or a nominee of the Depositary. Interests in Debentures will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary and its participants. Except as described herein and in the accompanying Prospectus, Debentures in definitive form will not be issued.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
                                         PRICE TO                UNDERWRITING         PROCEEDS TO
                                         PUBLIC(1)               DISCOUNT(2)          THE COMPANY(3)
---------------------------------------------------------------------------------------------------------
Per Debenture                            100%                    .875%                99.125%
---------------------------------------------------------------------------------------------------------
Total                                    $100,000,000            $875,000             $99,125,000
---------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from November 24, 1997.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deduction of expenses payable by the Company estimated at $100,000.

The Debentures are being offered, subject to prior sale, when, as and if accepted by the Underwriter, and subject to certain other conditions. It is expected that delivery of the Debentures will be made through the facilities of the Depositary on or about November 24, 1997, against payment therefor in immediately available funds.

J.P. MORGAN & CO.

November 19, 1997

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                              PAGE
                      PROSPECTUS SUPPLEMENT
Use of Proceeds.............................................  S-3
Ratio of Earnings to Fixed Changes..........................  S-3
Certain Terms of the Debentures.............................  S-3
Underwriting................................................  S-4

                            PROSPECTUS

Available Information.......................................   2
Incorporation of Certain Documents by Reference.............   2
The Company.................................................   4
Use of Proceeds.............................................   4
Ratio of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and
  Preferred Stock Dividends.................................   4
Description of Debt Securities..............................   5
Description of Capital Stock, Rights Agreement and Restated
  Certificate of Incorporation..............................   13
Plan of Distribution........................................   16
Validity of Securities......................................   17
Experts.....................................................   17

                                USE OF PROCEEDS

     It is anticipated that the net proceeds from the sale of the Debentures, estimated to be approximately $99,025,000 after offering expenses, will be used to reduce a portion of outstanding borrowings under non-committed lines of credit and commercial paper. As of November 19, 1997, the average interest rate on such outstanding indebtedness, which had original maturities ranging from overnight to 33 days, was 5.72% per annum.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                                    NINE MONTHS
    YEAR ENDED DECEMBER 31,            ENDED
--------------------------------   SEPTEMBER 30,
1992   1993   1994   1995   1996       1997
----   ----   ----   ----   ----   -------------
1.81   2.68   2.11   1.24   3.34       2.72

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals.

                        CERTAIN TERMS OF THE DEBENTURES

     The following description of the particular terms of the Debentures offered hereby (referred to in the prospectus (the "Prospectus") that this Prospectus Supplement accompanies as "Senior Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Senior Debt Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein have the meanings given to them in the Prospectus.

GENERAL

     The Debentures offered hereby will be limited to $100,000,000 aggregate principal amount and will mature on November 15, 2027. The Debentures will bear interest from November 24, 1997 at the rate per annum shown on the front cover of this Prospectus Supplement payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998, to the person in whose name the Debenture (or any predecessor) is registered at the close of business on the May 1 or November 1, as the case may be, next preceding such interest payment date. The Debentures are not entitled to any sinking fund.

REDEMPTION

     The Debentures may not be redeemed at any time prior to maturity.

BOOK-ENTRY, DELIVERY AND FORM

     The Debentures will be issued in the form of fully registered Global Notes. The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee.

     The Depositary has advised the Company and the Underwriter as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     A further description of the Depositary's procedures with respect to Global Notes representing the Debentures is set forth in the Prospectus under "Description of Debt Securities -- General Provisions Applicable to Both Indentures -- Global Notes."

SETTLEMENT AND PAYMENT

     Settlement for the Debentures by the Underwriter and secondary market trading activity will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

                                   UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to J.P. Morgan Securities Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company $100,000,000 principal amount of the Debentures.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions and that the Underwriter will be obligated to purchase all of the Debentures if any are purchased.

     The Company has been advised by the Underwriter that it proposes to offer the Debentures to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at that price less a concession of 0.50% of the principal amount of the Debentures; that the Underwriter and such dealers may reallow a discount not in excess of 0.25% of such principal amount on sales to other dealers after the initial public offering of the Debentures offered hereby; and that the public offering price and concession and discount to dealers may be changed by the Underwriter.

     The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriter may be required to make in respect thereof.

     In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and its affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Company.

     In connection with the offering of the Debentures, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriter may overallot in connection with the offering of the Debentures, creating a short position. In addition, the Underwriter may bid for, and purchase, Debentures in the open market to cover shorts or to stabilize the price of the Debentures. Finally, the Underwriter may reclaim selling concessions allowed for distributing the Debentures in the offering of the Debentures, if the Underwriter repurchases previously distributed Debentures in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriter is not required to engage in any of these activities, and may end any of them at any time.

     Prior to the offering made hereby, there has been no public market for the Debentures. The Company does not intend to list the Debentures on any securities exchange. The Company has been advised by the Underwriter that the Underwriter currently intends to make a market in the Debentures; however, the Underwriter is not obligated to do so, and the Underwriter may discontinue any such market making at any time without notice. Accordingly no assurance can be given as to the liquidity of or trading market for Debentures.

                               SEPTEMBER 2, 1997

                                [ANADARKO LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                            ------------------------

     Anadarko Petroleum Corporation (the "Company") from time to time may offer its senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness (the Senior Debt Securities and the Subordinated Debt Securities, collectively referred to as the "Debt Securities"). The Company may also from time to time offer shares of its Preferred Stock, $1.00 par value (the "Preferred Stock") or Common Stock, $0.10 par value (the "Common Stock"). The aggregate offering price of the Debt Securities, the Preferred Stock and the Common Stock offered hereby (the "Securities") will not exceed $300,000,000. The Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus.

     The Company may sell Securities to or through underwriters or dealers designated from time to time, and also may sell Securities directly to other purchasers or through agents designated from time to time. See "Plan of Distribution."

     As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. Debt Securities of a series may be issuable in registered definitive form ("Registered Notes") or in the form of one or more global securities (each a "Global Note"). The Subordinated Debt Securities will be subordinated in right of payment to all present and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities -- Subordination."

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currencies, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking or purchase fund payments, the initial public offering price, the conversion price (in the case of Subordinated Debt Securities that may be convertible into shares of Common Stock of the Company), any listing or proposed listing on a securities exchange, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

     The Prospectus Supplement will also set forth the specific designation, rights, preferences, privileges and restrictions, including dividend rate (or manner of calculation thereof), time of payment of dividend, liquidation value, terms for conversion (if any) into Common Stock, listing (if any) on a securities exchange, terms for mandatory or optional redemption and any other specific terms of the series of Preferred Stock in respect of which this Prospectus is being delivered. If so specified in the Prospectus Supplement, the Preferred Stock may be represented by Depositary Shares entitling the holder proportionally to all rights and preferences of the Preferred Stock.

     Shares of the Common Stock are listed on the New York Stock Exchange.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 12, 1997

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN OR THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Securities and the Company, reference is made to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and other information regarding the Registrant. In addition, copies of such reports and other information concerning the Company may also be inspected and copied at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-8968) are incorporated herein by reference: (a) Form 8-A, filed on September 4, 1986, for registration of Common Stock, (b) Form 8-A, filed on October 5, 1988, for registration of Series A Preferred Stock Purchase Rights, (c) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K"), which contains the consolidated financial statements of the Company and its subsidiaries by incorporation by reference to the 1996 Annual Report, (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (e) Form 10-K/A, dated June 25, 1997, which contains the Annual Report of the Anadarko Employee Savings Plan on Form 11-K and (f) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Suzanne Suter, Corporate Secretary, Anadarko Petroleum Corporation, 17001 Northchase Drive, Houston, Texas 77060-2141. The Company's telephone number is (281) 875-1101.

                                  THE COMPANY

     The Company is one of the world's largest independent oil and gas exploration and production companies with 601 million energy equivalent barrels of proved reserves as of December 31, 1996.

     The Company's reserve mix has shifted dramatically in recent years, primarily due to major crude oil discoveries both in Algeria and the U.S., which have resulted in a larger and more balanced portfolio of energy reserves. As of year-end 1996, crude oil, condensate and natural gas liquids reserves accounted for 50 percent of the Company's total reserves compared to just six percent at year-end 1986.

     About 80 percent of the Company's proved reserves are located in the U.S., primarily in the mid-continent (Kansas, Oklahoma and Texas) area, offshore in the Gulf of Mexico and in Alaska. Currently, all of the Company's production is in the U.S. The Company also owns interests in 13 gas gathering systems and four gas processing plants in the U.S.

     Internationally, the Company is exploring for and developing crude oil reserves in Algeria's Sahara Desert. As of December 31, 1996, the Company has recorded 124.3 million barrels of proved crude oil and condensate reserves in Algeria, which accounts for about 20 percent of Anadarko's total proved reserves. Development operations are now underway. The Company is also participating in other exploration projects in Eritrea, Jordan and Peru. The Company's international projects are in the exploration or the exploration and development stages and to date have not generated any revenue.

     The Company's executive offices are located at 17001 Northchase Drive, Houston, Texas 77060-2141, where the telephone number is (281) 875-1101.

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement relating to an offering of Securities, the net proceeds from the sale of the Securities will be used for general corporate purposes, including the refinancing of outstanding indebtedness and the financing of capital expenditures. Any specific allocation of the net proceeds of an offering of Securities to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                                                                    SIX MONTHS
                     YEARS ENDED DECEMBER 31                          ENDED
-----------------------------------------------------------------    JUNE 30,
        1992              1993       1994       1995       1996        1997
---------------------   --------   --------   --------   --------   ----------
1.81                      2.68       2.11       1.24       3.34         3.12

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals.

     No shares of Preferred Stock were outstanding during any of the periods presented. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends for each of the periods presented is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be unsecured obligations of the Company. The Senior Debt Securities are to be issued under the Indenture (the "Senior Indenture") to be entered into by and between the Company and Harris Trust and Savings Bank (the "Senior Trustee") and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities are to be issued under the Indenture (the "Subordinated Indenture") to be entered into by and between the Company and First Chicago NBD (the "Subordinated Trustee").

     The Senior Indenture and the Subordinated Indenture are sometimes hereinafter collectively referred to as the "Indentures." The Senior Trustee and the Subordinated Trustee are sometimes hereinafter collectively referred to as the "Trustees." References set forth in the following description of Debt Securities are to sections of both Indentures unless otherwise indicated.

     The terms of the Debt Securities include those stated in the applicable Indentures and those made part of such Indentures by reference to the Trust Indenture Act of 1939, as amended. The Debt Securities are subject to all such terms, and prospective purchasers of Debt Securities are referred to the applicable Indentures and the Trust Indenture Act for a statement of those terms. The statements under this caption relating to the Debt Securities and the Indentures are summaries and do not purport to be complete. Such summaries use certain terms which are defined in the Indentures and are qualified in their entirety by express reference to the Indentures which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL PROVISIONS APPLICABLE TO BOTH INDENTURES

     The Indentures do not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (5) the dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or purchase fund or analogous provisions; (7) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (8) if applicable, any terms by which the Subordinated Securities may be convertible into Common Stock; (9) any restrictive covenants included for the benefit of Holders of the Offered Debt Securities; (10) any additional Events of Default provided with respect to the Offered Debt Securities; (11) the currency of payment of the principal of, premium, if any, and interest on the Offered Debt Securities; (12) any index used to determine the amount of payments of the principal of, premium, if any, and interest on the Offered Debt Securities; (13) whether the Offered Debt Securities are to be issued in whole or part in the form of a Global Note or Notes and, if so, the identity of the Depositary for such Global Note or Notes; (14) the terms and conditions, if any, upon which a Global Note or Notes may be exchanged in whole or in part for other definitive Offered Debt Securities; and (15) any other terms of the Offered Debt Securities. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, premium, if any, and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the applicable Corporate Trust Offices of the Trustees, provided that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 202, 305 and 1002)

     The Prospectus Supplement relating to a series of Offered Debt Securities will specify the currency or currencies in which the principal and interest are to be paid, the denomination of the Offered Debt Securities and whether Global Notes are to be issued. (Section 302) Special provisions relating to a series of Offered Debt Securities denominated in or payable by reference to a currency other than U.S. dollars, and any applicable currency exchange and tax information, will be described in the Prospectus Supplement relating to such series. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the stated principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Offered Debt Securities, the covenants applicable to the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company or in the event of a material adverse change in the Company's financial condition or results of operations.

  Global Notes

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Note, the Depositary for such Global Note will credit, on its book- entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such Depositary (the "participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Note (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the Depositary for a Global Note, or its nominee, is the owner of such Global Note, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Note for all purposes under the Senior Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Debt Securities of the series represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Senior Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Senior

Indenture. The Senior Indenture provides that the Depositary may grant proxies and otherwise authorize participants to take any action which a Holder is entitled to take under the Senior Indenture. The Company understands that under existing industry practice, in the event that the Company requests any action of Holders or a beneficial owner desires to take any action a Holder is entitled to take, the Depositary would authorize the participants to take such action and that the participants would take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal, premium, if any, and interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a Global Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     A Global Note may not be transferred except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary. A Global
Note is exchangeable for Debt Securities registered in the names of persons other than the Depositary with respect to such Global Note or its nominee only if (x) such Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Company executes and delivers to the Trustee a Company Order that all such Global Notes shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Debt Securities. Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names as the Depositary with respect to such Global Note shall direct. (Section 305).

  Events of Default

     The following are Events of Default under each Indenture with respect to Debt Securities of any series issued thereunder: (a) failure to pay any interest on any Debt Security of that series when due, continued for 60 days; (b) failure to pay the principal of (or premium, if any, on) any Debt Security of that series when due; (c) failure to make sinking fund payments in respect of any Debt Security of that series when due, continued for 60 days; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in such Indenture; (e) default by the Company in payment of any principal of any Funded Debt outstanding in an aggregate principal amount in excess of $10,000,000 causing such Funded Debt to become, or to be declared, due prior to its stated maturity and such acceleration is not cured within 30 days after notice; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) If an Event of Default provided with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section
502) For information as to waiver of defaults, see "Modification and Waiver".

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provision relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Each of the Indentures provides that, subject to the duties of the applicable Trustee to act with the required standard of care if an Event of Default shall occur and be continuing, such Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of that series. (Section 512)

     The Company will be required to furnish to each Trustee annually a statement as to any defaults in the performance of its obligations under the applicable Indenture. (Section 1006)

  Consolidation, Merger and Sale of Assets

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into any other person, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that the person formed by such consolidation or into which the Company is merged or the Person, which acquires by conveyance or transfer or leases the assets of the Company substantially as an entirety, is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. (Article Eight)

  Modification and Waiver

     Modification and amendments of each Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:
(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium (if any) or interest on, any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     Without the consent of any Holder of Outstanding Debt Securities, the Company may amend or supplement each of the Indentures and each series of Debt Securities to cure any ambiguity or inconsistency or to provide for Debt Securities in bearer form in addition to or in place of registered Debt Securities or to make any other provisions that do not adversely affect the rights of any Holder of Outstanding Debt Securities. (Section 901)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

  Defeasance

     The Indentures provide that the Company may elect to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance"), upon the deposit with the applicable Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined), which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. (Article Thirteen)

     In the event of a defeasance as provided above with respect to any Debt Securities, holders of such Debt Securities would be able to look only to the trust fund established for payments of principal of (and premium, if any) and interest on such Debt Securities until maturity. Further, under current federal income tax laws, such a defeasance could be a taxable exchange of such Debt Securities for interests in the trust. As a consequence, a holder may recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the trust, and thereafter may be required to include in income a share of the income, gain and loss of the trust.

SENIOR INDENTURE PROVISIONS

  Limitation on Liens

     The Senior Indenture provides that if the Company or any Restricted Subsidiary shall incur, assume or guarantee any Debt secured by a Mortgage on any Principal Property, on any shares of stock of any Restricted Subsidiary or on any Restricted Subsidiary Indebtedness, the Company will secure, or cause such Restricted Subsidiary to secure, the Senior Securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages existing at the date of the Senior Indenture, (b) Mortgages on property, on shares of stock or Restricted Subsidiary Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (c) Mortgages in favor of the Company or any Restricted Subsidiary, (d) Mortgages on property, shares of stock, or Restricted Subsidiary Indebtedness existing at the time of acquisition thereof (including acquisition through merger, consolidation or other reorganization) and certain purchase money Mortgages and construction cost Mortgages, (e) certain Mortgages in favor of governmental bodies (including Mortgages in connection with tax-exempt indebtedness), (f) certain Mortgages to secure partial, progress, advance or other payments or any Debt incurred to finance the purchase price or cost of construction, development or repair, alteration or improvement of property, (g) Mortgages on oil, gas, coal or other minerals in place or on geothermal resources in place and related interests incurred to finance production, development or acquisition costs, (h) Mortgages on certain equipment, (i) Mortgages arising in connection with certain government contracts and (j) certain extensions, renewals or replacements of any Debt secured by any Mortgage referred to in the foregoing clauses (a) through
(i), inclusive. (Section 1005) The Senior Indenture will not restrict the incurrence of unsecured Debt by the Company or its Subsidiaries.

  Certain Summary Definitions

     "Consolidated Net Tangible Assets" means the aggregate amount of assets of the Company and its Restricted Subsidiaries after deducting (a) all current liabilities (excluding any Funded Debt) and (b) all goodwill, trade names and trademarks, patents, unamortized debt discount and expense and other like intangibles.

     "Principal Property" means any plant or real property interest located in the United States or offshore the United States owned by the Company or any Restricted Subsidiary, the gross book value of which exceeds 2% of Consolidated Net Tangible Assets, unless the Board of Directors determines such property is not of material importance to the total business of the Company. As of March 31, 1997, approximately 15% of Consolidated Net Tangible Assets would be within the definition of Principal Properties.

     "Restricted Subsidiary" means a subsidiary of the Company except a subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or offshore the United States or (b) which is engaged primarily in financing the operations of the Company or its Subsidiaries, or both.

  Regarding the Senior Trustee

     The Senior Trustee is an affiliate of the Bank of Montreal ("BOM"). The Company has a $225,000,000 Revolving Credit Agreement and a $125,000,000 364-Day Credit Agreement with a group of commercial banks, including BOM. Pursuant to the terms of the Agreements, BOM has a commitment to loan the Company an aggregate of $40,000,000.

SUBORDINATED INDENTURE PROVISIONS

  Conversion Rights

     The Prospectus Supplement will provide whether the Offered Debt Securities will consist of convertible Subordinated Securities and, if so, the initial conversion price per share at which such convertible Subordinated Securities will be convertible into Common Stock. Subject to prior redemption of the convertible Subordinated Securities, the holders of such Securities will be entitled at any time on or before the close of business on the maturity date thereof to convert such Securities (or, in the case of convertible Subordinated Securities of denominations in excess of $1,000 any portion of which is $1,000 or an integral multiple of $1,000) into shares of Common Stock at the initial conversion price set forth in the Prospectus Supplement. No adjustment will be made on conversion of any convertible Subordinated Securities for interest accrued thereon or, except as set forth below, for dividends on any securities issued upon such conversion. Certificates for shares of Common Stock issued, on or prior to the Expiration Date, hereinafter referred to, or Distribution Date, as defined below under "Rights Agreement", upon conversion of convertible Subordinated Securities shall also evidence one right (a "Right"), in respect of each such share, pursuant to the Rights Agreement, dated as of October 4, 1988 (the "Rights Agreement") between the Company and Chemical Bank, as then in effect. See "Description of Capital Stock, Rights Agreement and Restated Certificate of Incorporation -- Rights Agreement" for a description of the Rights and the Rights Agreement. "Expiration Date" means the earlier of (i) October 20, 1998 or (ii) the redemption of the Rights.

     In order to exercise the right of conversion, the Holder of any such convertible Subordinated Securities must surrender his convertible Subordinated Securities to the Company at any office or agency of the Company maintained for such purpose. The convertible Subordinated Securities to be surrendered must be accompanied by written notice to the Company that the Holder elects to convert such Securities.

     If any convertible Subordinated Security, whether or not called for redemption, is converted between a record date for the payment of interest and the next succeeding interest payment date, such Security must be accompanied by funds payable to the Company equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. In the case of any convertible Subordinated Security or portion thereof called for redemption, conversion rights expire at the close of business on the Redemption Date, even if such redemption occurs at a time when conversion of the Subordinated Security portion thereof is in the best interests of the Holder. (Sections 1501, 1502 and 1503)

     Except where Subordinated Securities surrendered for conversion must be accompanied by such payment, no interest on converted Subordinated Securities will be payable by the Company on any interest payment date subsequent to the date of conversion.

     No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an adjustment in cash will be made based on the market price at the close of business on the date of conversion. (Section 1503)

     The Conversion Price will be subject to adjustment in the event of: (i) the payment of certain stock dividends on the Common Stock; (ii) the issuance of certain rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the market price;
(iii) the subdivision of Common Stock into a greater number of shares of Common Stock; (iv) the distribution by the Company to all holders of the Common Stock of evidences of indebtedness or assets of the Company (excluding rights or warrants and any dividends or distributions mentioned above); and (v) the reclassification of Common Stock into other securities. (Section 1504) In case of any consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger which does not result in any reclassification, change or conversion of Common Stock), or in case of any sale or transfer of substantially all the assets of the Company, any Holder of any Subordinated Securities will be entitled, after the occurrence of any such event, to receive on conversion the kind and amount of shares of capital stock and other securities, cash or other property receivable upon such event by a holder of the number of shares of Common Stock into which such Securities might have been converted immediately prior to the occurrence of the event. (Section
1511) In addition to the foregoing adjustments, the Company will be permitted to make such decreases in the Conversion Price as it considers to be necessary in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock. (Section 1504) No adjustment for dividends other than certain stock dividends on the Common Stock is to be made upon conversion. (Section 1502)

  Subordination

     The payment of the principal of (and premium, if any) and interest on the Subordinated Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company. (Section 1401) In the event of any insolvency or bankruptcy case or proceeding or any receivership, liquidation, dissolution or other winding up of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Securities are entitled to receive any payment on the Subordinated Securities (subject to the power of a court of competent jurisdiction to make other equitable provision in a lawful plan of reorganization under applicable bankruptcy laws), except that in any such case or proceeding the Holders of the Subordinated Securities may be entitled to receive securities of the Company which are subordinate and subject to the prior payment in full of all Senior Indebtedness then outstanding. In the event that the Subordinated Securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default, the holders of Senior Indebtedness then outstanding shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Securities are entitled to receive any payment on account of the Subordinated Securities. During the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable period of grace, unless and until such default in payment shall have been cured or waived or shall have ceased to exist, or in the event any judicial proceeding shall be pending with respect to any such default, no payments may be made on the Subordinated Securities by the Company. (Article Fourteen) By reason of such subordination, in the event of insolvency or other specified eventualities, the Holders of the Subordinated Securities may recover less, ratably, and the holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company.

     "Senior Indebtedness" means principal of (and premium, if any) and unpaid interest on (a) indebtedness (secured or unsecured) incurred, assumed or guaranteed, directly or indirectly, by the Company either before, on or after the date of the Subordinated Indenture and which is for money borrowed (including any obligation to pay or reimburse any bank in respect of letter of credit drawings, payment of drafts or similar transactions), or which is evidenced by notes, debentures, bonds or other similar securities whether or not for money borrowed and (b) renewals, extensions or refundings of any such indebtedness, unless it is provided by the instrument creating, evidencing, renewing, extending or refunding the same or pursuant to which the same is outstanding, that such indebtedness is not senior in right of payment to the Subordinated Securities. (Section 101)

     As of July 3, 1997, the Company had $809,200,000 aggregate principal amount of Senior Indebtedness outstanding. The Subordinated Indenture does not restrict the amount of additional Senior Indebtedness which may be incurred by the Company.

  Regarding the Subordinated Trustee

     The Company has a $225,000,000 Revolving Credit Agreement and a $125,000,000 364-Day Credit Agreement with a group of commercial banks, including the Subordinated Trustee. Pursuant to the terms of the Agreements, the Subordinated Trustee has a commitment to loan the Company an aggregate of $40,000,000.

               DESCRIPTION OF CAPITAL STOCK, RIGHTS AGREEMENT AND
                     RESTATED CERTIFICATE OF INCORPORATION

     The following summaries of the Company's Preferred Stock, Common Stock and the Rights Agreement are qualified in their entirety by reference to the Restated Certificate of Incorporation of the Company and the Rights Agreement. The Restated Certificate of Incorporation and the Rights Agreement are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue (i) 200,000,000 shares of Common Stock, of which 60,618,034 shares were issued and outstanding at March 31, 1997 and (ii) 2,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Prospectus.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled, subject to any preferential rights of holders of preferred stock, to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. Upon any liquidation or dissolution of the Company, the holders of the Common Stock are entitled, subject to any preferential rights of holders of preferred stock, to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities. The Common Stock has no preemptive or other subscriptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. The vote of the holders of a majority of the Common Stock is required for any action by the stockholders of the Company, except as described under "Restated Certificate of Incorporation" below. The Company's board of directors is divided into three classes of directors serving staggered three-year terms. Class I has three directors and Class II and Class III each have two directors. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "APC".

PREFERRED STOCK

     The Board, without further action by the stockholders, is authorized to issue shares of preferred stock in one or more series, and to determine preference as to dividends and in liquidation and voting, conversion, redemption and other rights more favorable with respect to dividends and liquidation than those of the holders of the Common Stock. The particular rights, preferences and privileges of any series of Preferred Stock will be set forth in the Prospectus Supplement. Such preferences and rights as may be established could have the effect of impeding the acquisition of control of the Company. No such Preferred Stock is outstanding as of the date of this Prospectus. Pursuant to the Rights Agreement the Board has designated the Series A Junior Participating Preferred Stock. If so specified in the Prospectus Supplement, the Preferred Stock may be represented by Depositary Shares entitling the holder proportionally to all rights and preferences of the Preferred Stock.

RIGHTS AGREEMENT

     On October 4, 1988, the Board of Directors of the Company adopted the Rights Agreement and declared a dividend of one Right for each outstanding share of Common Stock. At the same time, the Board of Directors of the Company redeemed rights which had been issued pursuant to the rights agreement adopted on September 10, 1986.

     Pursuant to the Rights Agreement, the Company will have outstanding one Right for each share of Common Stock which is issued and outstanding prior to the date the Rights become exercisable. Until the Rights become exercisable, they will be evidenced by certificates for shares of Common Stock and will automatically trade with such stock. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately transferable.

     Each Right will entitle the registered holder to purchase from the Company one two-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock of the Company, at a price of $80.00 per Unit (the "Purchase Price"), subject to adjustment. In general, the Rights become exercisable (and transferable apart from the Common Stock) on the earlier of (i) ten days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the Common Stock (the "Stock Acquisition Date"), (ii) ten business days following the commencement of an offer to acquire beneficial ownership of 25% or more of the Common Stock or
(iii) ten days after a person has acquired at least 15% of the Common Stock and the Company's Board of Directors determines that (x) beneficial ownership by such person of such shares is intended to cause the Company to repurchase the Common Stock owned by such person or to pressure the Company into taking action intended to provide such person with short-term financial gains under circumstances where the best long-term interests of the Company and its stockholders would not be served or (y) such person's beneficial ownership of the Company's Common Stock is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company (any such person being referred to herein as an "Adverse Person"). The date on which the Rights become exercisable is referred to as the "Distribution Date".

     In the event that (i) a Person becomes the beneficial owner of 25% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which a majority of the independent directors on the Board of Directors determines to be fair to and otherwise in the best interest of the Company and its stockholders), or (ii) the Board of Directors determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or other consideration) having a value equal to two times the Purchase Price. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company.

     In general, in the event that, following the Stock Acquisition Date, (i) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (ii) any Person (other than a Subsidiary of the Company) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of such Person having a value equal to two times the Purchase Price of the Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Plan may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Plan may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Plan; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

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

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become exercisable for shares of Common Stock at less than fair market value unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders, as determined by a majority of the Directors who are not officers of the Company and who are not affiliated with an Acquiring Person, or willing to negotiate with the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time until ten days following the Stock Acquisition Date redeem all but not less than all the then outstanding Rights at the Redemption Price.

     The Rights will also adversely affect a person who desires to obtain control of the Company without acquiring 100% ownership and then to engage in specified self-dealing transactions. The Rights will have no effect, however, on a person who is willing to acquire control of the Company and wait until the Rights expire, without engaging in any self-dealing transactions, before acquiring 100% ownership. The Rights will not affect a transaction approved by the Board of Directors of the Company prior to the acquisition by any person or group of 20% of the Common Stock, because the Rights can be redeemed before the consummation of such transaction.

     The Rights will expire at the close of business on October 20, 1998, unless redeemed earlier by the Company. In general, the Company may redeem the Rights, at a price of $0.01 per Right, at any time until ten days following the Stock Acquisition Date, but Rights may not be redeemed if the Board of Directors has previously declared a person to be an Adverse Person although the redemption right may be reinstated under certain conditions.

RESTATED CERTIFICATE OF INCORPORATION

     The Certificate contains a "fair price" provision, the purpose of which is to give greater assurance to the holders of the Company's capital stock that they will receive fair and equitable treatment in the event of certain "Business Combinations" with an "Interested Stockholder" or certain related parties (or in which an "Interested Stockholder" or any such related party has an interest other than proportionately as a stockholder) by requiring that the Business Combination satisfy certain procedural safeguards, or that the transaction be approved by the affirmative vote of not less than 80% of all of the capital stock which by its terms may be voted on all matters submitted to the stockholders of the Company generally ("Voting Stock").

     The term "Interested Stockholder" is defined to include beneficial owners of 5% or more of the Voting Stock. The term "Business Combination" is defined to include, among other things, (a) a merger or consolidation of the Company or any Subsidiary or adoption of a plan of liquidation of the Company, (b) a sale, other disposition, loan or other arrangement (or a series of such transactions) involving assets with a Fair Market Value (as defined) of $25,000,000 or more or constituting more than 5% of total assets or, in the case of capital stock, stockholders' equity of the entity in question, and (c) any amendment of the By-Laws of the Company.

     In addition to any affirmative stockholder vote otherwise applicable, a Business Combination with an Interested Stockholder or certain related parties (or in which an Interested Stockholder or any such related party has an interest except proportionately as a stockholder) requires (1) the 80% vote referred to above, (2) approval by a majority of the Continuing Directors (as defined) or
(3) satisfaction of, among others, the following requirements:

          (a) The consideration per share to be received in the Business Combination by stockholders of each class shall be in cash or in the form used to acquire beneficial ownership of the largest number of shares of such class previously acquired by the Interested Stockholder. Such consideration shall equal at least the highest of:

             (i) the highest per share price offered or paid by the Interested Stockholder for shares of such class within the three-year period prior to the date of announcement of the Business Combination or in the transaction in which the Interested Stockholder became such;

             (ii) the Fair Market Value per share of such class on the date of announcement of the Business Combination or the date on which the Interested Stockholder became such, whichever is higher; or

             (iii) the highest preferential amount per share (if any) to which holders of shares of such class are entitled in the event of a liquidation, dissolution or winding up of the Company;

          (b) After the date on which the Interested Stockholder becomes such, dividends shall not have been reduced (except as approved by a majority of the Continuing Directors) and the Interested Stockholder shall not have acquired additional shares of stock, except in certain limited circumstances; and

          (c) The Interested Stockholder shall not have made any major change in the Company's business or equity capital structure without the approval of a majority of the Continuing Directors.

     The Certificate further provides that stockholders shall be entitled to cumulative voting at any time during which there shall be a 30% Stockholder (defined generally to include any beneficial owner of 30% or more of the Voting Stock).

     The existence of these provisions may make a merger or takeover of the Company more difficult or discourage a merger or takeover of the Company, or the acquisition of control of the Company, by another person or entity, and, as a consequence, will make the removal of incumbent management more difficult.

                              PLAN OF DISTRIBUTION
GENERAL

     The Company may sell offered Securities to or through one or more underwriters or dealers, and also may sell offered Securities directly to other purchasers or through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the offered Securities will be named in the Prospectus Supplement. The distribution of the offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Company may from time to time authorize underwriters or dealers acting as the Company's agents to offer and sell the offered Securities upon the terms and conditions as set forth in any Prospectus Supplement. In connection with the sale of offered Securities, underwriters or dealers may receive compensation from the Company or from purchasers of offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "1933 Act"). Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of offered Securities may be entitled to indemnification or contribution by the Company against certain liabilities, including liabilities under the 1933 Act, and to reimbursement by the Company for certain expenses.

     Certain of the underwriters, dealers or agents may engage in transactions with and perform services for the Company in the ordinary course of business.

     The specific terms and manner of sale of offered Securities are set forth or summarized in the Prospectus Supplement.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to acceptance by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES

     The validity of the offered Securities will be passed upon for the Company by Davis Polk & Wardwell and for any underwriters, dealers or agents by Hughes Hubbard & Reed LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in the Registration Statement have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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